THIRD AMENDED AND RESTATED LOAN AGREEMENT

This THIRD AMENDED AND RESTATED LOAN AGREEMENT, dated as of March 8, 2024 (as amended, restated, modified and/or supplemented, from time to time, this "Agreement"), amending and restating the Amended and Restated Loan Agreement originally effective as of March 8, 2021 and as amended and restated as of September 14, 2021, and further amended and restated as of September 30, 2023 (the "Existing Agreement"), is made by and among INTELGENX CORP., ATAI LIFE SCIENCES AG and INTELGENX TECHNOLOGIES CORP.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that (i) the Existing Agreement is amended and restated in full as provided for in this Agreement, and that all Obligations, as defined in, and existing under, the Existing Agreement continue, without novation, as Obligations under this Agreement, and (ii) otherwise as follows:

1. DEFINITIONS

1.1 Defined terms.  As used in this Agreement, unless otherwise defined in this Agreement, the following terms shall have the following meanings:

1.1.1 "Additional Term Loan" has the meaning ascribed thereto in Section 2.2 hereof;

1.1.2 "Additional Term Loan Interest" means interest at a rate equal to fourteen percent (14.0%) per annum calculated monthly in arrears, and payable in accordance with Section 3;

1.1.3 "Additional Term Loan Maturity Date" means February 1, 2026;

1.1.4 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person;

1.1.5 "Applicable Law" means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, rules, by-laws and regulations, regulatory policies and all applicable official directives, orders, judgments and decrees from Governmental Authorities;

1.1.6 "Arm's Length" has the meaning ascribed to such term in the Income Tax Act (Canada);

1.1.7 "Atai Investment" means the Investment as such term is defined in the letter of intent entered into between the Parent and the Lender dated February 15, 2021;

1.1.8 "Atai Investment Documents" means all documents, agreements, instruments and certificates relating to or entered into in connection with Atai Investment;

1.1.9 "Borrower" means IntelGenx Corp., a legal person existing under the laws of Canada and its successors and permitted assigns;

1.1.10 "Business Day" means a day of the year, other than a Saturday, Sunday, statutory holiday or day on which banks are generally closed, in New York, New York or Montréal, Québec;

1.1.11 "CAD" means the lawful currency of Canada;

1.1.12 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof;

1.1.13 "Cash Equivalents" means: (i) short-term obligations of, or fully guaranteed by, the government of the United States of America or Canada, or of a State of the United States of America or of a Province of Canada, in each case having an approved credit rating, (ii) demand or current deposit accounts maintained in the ordinary course of business with a financial institution having an approved credit rating, (iii) certificates of deposit issued by and time deposits with any commercial bank or trust company (whether domestic or foreign) having an approved credit rating; provided in each case that the same has a term not exceeding six (6) months, provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest (and for certainty, the mere passage of time is not a contingency);

1.1.14 "Code" means the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder;

1.1.15 "Control" means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto;

1.1.16 "Debt" means, with respect to any Person, all indebtedness for borrowed money of such Person, including those secured by a Lien on any property or asset owned or held by such Person;

1.1.17 "Deed of Hypothec" has the meaning ascribed thereto in Section 6.1 hereof;

1.1.18 "Event of Default" has the meaning ascribed thereto in Section 8.1 hereof;

1.1.19 "Excluded Claims" means any claim, action, arbitration or other proceeding by or with a Person with or to whom the Borrower denies commercial rights with respect to its intellectual property or technology controlled or owned by the Borrower, including but not limited to trademarks or trademark applications, trade names, certification marks, patents or patent applications, industrial designs or copyrights, as a result of the Borrower's compliance its obligations under the Atai Investment Documents;

1.1.20 "Excluded Taxes" means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, (b) any withholding Tax that (i) is imposed on amounts payable to (A) an assignee of the Lender or (B) the Lender or an assignee of the Lender at the time such Person designates a new lending office, but, in the case of (A) or (B), only to the extent greater than the amount of any Indemnified Taxes to which such Person's assignor, or such Person, would be entitled at the time of such assignment or designation, or (ii) is attributable to such recipient's failure to comply with Section 8.7.2 and (c) any U.S. federal withholding Taxes under FATCA;

1.1.21 "FATCA" means Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into among Governmental Authorities in connection with the implementation of such Sections of the Code;

1.1.22 "Governmental Authority" means any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board, instrumentality, court, arbitration board or arbitrator or other law, regulation or rule making entity (including any central bank, Office of the Superintendent of Financial Institutions or other comparable authority or agency) having or purporting to have jurisdiction in the circumstances;

1.1.23 "Guaranty" has the meaning ascribed thereto in Section 6.2 hereof;

1.1.24 "Highest Lawful Rate" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Agreement under Applicable Law;

1.1.25 "Indemnified Taxes" means all Taxes (including Other Taxes) other than Excluded Taxes;

1.1.26 "Initial Term Loan" has the meaning ascribed thereto in Section 2.1 hereof;

1.1.27 "Initial Term Loan Interest" means interest at a rate equal to eight percent (8.0%) per annum calculated monthly in arrears, and payable in accordance with Section 3;

1.1.28 "Initial Term Loan Maturity Date" means January 5, 2025;

1.1.29 "Interest" means the Initial Term Loan Interest and/or the Additional Term Loan Interest, as the context may require;

1.1.30 "IRS" means the United States Internal Revenue Service;

1.1.31 "Lender" means ATAI Life Sciences AG, or its successors or permitted assigns;

1.1.32 "Letter Agreement" means the Letter Agreement dated as of August 31, 2023 by and among the Parent, the Borrower and the Lender (as the same may be amended, restated, supplemented, or otherwise modified from time to time);

1.1.33 "Liens" means any mortgage, charge, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), security interest or other charge or encumbrance of any nature however arising, or any other agreement or arrangement creating in favour of any creditor a right in respect of any particular property that is prior to the right of any other creditor in respect of such property, and includes the right of a lessor under-capitalized leased obligations, the right of a vendor under a conditional sale agreement and any easement, right of way or other encumbrance or real property;

1.1.34 "Liquidation Event" means any winding-up or dissolution of the Borrower or any transaction resulting in a transfer of all or substantially all of the assets of the Borrower to the Borrower's creditors;

1.1.35 "Loan Documents" means this Agreement, the Deed of Hypothec, the Guaranty and all other documents, agreements, instruments and certificates relating to or entered into in connection with any of the foregoing and the Term Loan, or either of them, but shall not include any Atai Investment Documents;

1.1.36 "Loan Warrants" has the meaning ascribed thereto in Section 5.1.6 hereof;

1.1.37 "Material Adverse Effect" means the occurrence or the failure to occur of any event or series of events, other than arising from the Excluded Claims, which either singly or in the aggregate would have a material adverse effect upon the business, assets, liabilities, financial position or results of operations of the Borrower on a consolidated basis or on the ability of the Borrower to perform its obligations under this Agreement;

1.1.38 "Maturity Date" means the Initial Term Loan Maturity Date and/or the Additional Term Loan Maturity Date, as the context may require;

1.1.39 "Obligations" means all indebtedness, liabilities and other obligations of the Borrower to the Lender under this Agreement and the other Loan Documents, whether actual, contingent, direct or indirect, matured or not, now existing or hereafter arising;

1.1.40 "Ordinary Course of Business" means the business of the Borrower as presently conducted and as proposed as of the date of this Agreement to be conducted;

1.1.41 "Original Closing Date" means March 8, 2021;

1.1.42 "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institution duties, debit taxes or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, including any interest, fines, penalties and additions to tax imposed on or applicable thereto;

1.1.43 "Parent" means IntelGenx Technologies Corp., a corporation existing under the laws of Delaware, and its successors and permitted assigns;

1.1.44 "Permitted Liens" means, in respect of any property of the Borrower, any of the following:

(a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith by appropriate proceedings;

(b) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums

(i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the Borrower, as applicable, in conformity with U.S. GAAP;

(c) Liens securing purchase money obligations provided such Liens charge only the asset subject to the purchase money obligation, and no other asset;

(d) Liens for Taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower, as applicable, in conformity with U.S. GAAP;

(e) Liens related to any bank-provided operating or working-capital or credit card facility up to the principal amount of USD500,000, including, without duplication, the conventional hypothec without delivery in favour of the Bank of Montreal registered at the RPMRR on October 23, 2015, under inscription 15-1035828-0001;

(f) The conventional hypothec without delivery registered in favour of SWK Funding LLC at the Register of Personal and Movable Real Rights ("RPMRR") under number 16-0768812-0001;

(g) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(h) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j) any interest or title of a lessor under any operating lease or operating sublease entered into by the Borrower in the ordinary course of its business and other statutory and common law landlords' liens under leases;

(k) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution's general terms and conditions; and

(l) Liens securing the Obligations;

1.1.45 "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, any corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or governmental authority;

1.1.46 "Principal" means at any time, the aggregate principal amount of the applicable Term Loan then outstanding;

1.1.47 "Purchase Agreement" means the Amended and Restated Securities Purchase Agreement between the Parent and the Lender dated May 14, 2021, as amended, revised, or supplemented from time to time;

1.1.48 "Secured Property" means any and all property of the Borrower charged under the Deed of Hypothec from time to time;

1.1.49 "Taxes" means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon;

1.1.50 "Term Loan" means the Initial Term Loan and/or the Additional Term Loan, as the context may require;

1.1.51 "Tranche 2 Milestone" means receipt by the Lender of satisfactory evidence of a successful Ph1 readout of VLS-01 OTF with results justifying a decision to move into Ph2 trials with OTF, as determined by the Lender in its sole discretion.

1.1.52 "U.S. GAAP" means generally accepted accounting principles in the United States;

1.1.53 "U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code;

1.1.54  "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests; and

1.1.55 "USD" means the lawful currency of the United States of America.

2. THE CREDITS

2.1 Initial Term Loan.  For value received, on and subject to the terms and conditions set forth in this Agreement (including, without limitation, the provisions of Section 5 hereof), the Lender has made to the Borrower:

2.1.1 on or about March 8, 2021, a term loan in an amount equal to USD2,000,000 (the "Tranche 1 Initial Term Loan");

2.1.2 on or about May 14, 2021, a term loan in an amount equal to USD500,000 (the "Tranche 2 Initial Term Loan");

2.1.3 on or about January 7, 2022, a term loan in an amount equal to USD3,000,000 (the "Tranche 3 Initial Term Loan"); and

2.1.4 on or about January 6, 2023, a term loan in an amount equal to USD3,000,000 (the "Tranche 4 Initial Term Loan" and together with the Tranche 1 Term Loan, the Tranche 2 Term Loan, and the Tranche 3 Term Loan, the "Initial Term Loan").

2.2 Additional Term Loan.  For value received, on and subject to the terms and conditions set forth in this Agreement (including, without limitation, the provisions of Section 5 hereof), the Lender will make to the Borrower:

2.2.1 upon written request therefor, within three business days of the date of this Agreement, a term loan in an amount equal to USD1,000,000 (the "Tranche 1 Additional Term Loan"); and

2.2.2 upon written request therefor, upon satisfaction of the Tranche 2 Milestone, a term loan in an amount equal to USD1,000,000 (the "Tranche 2 Additional Term Loan" and together with the Tranche 1 Additional Term Loan, the "Additional Term Loan").

2.3 Amounts due at Maturity.  Subject to the Conversion Provisions, the Principal, any accrued Interest and any other amounts payable by the Borrower pursuant to this Agreement (a) with respect to the Initial Term Loan, shall become due and payable on the Initial Term Loan Maturity Date and (b) with respect to the Additional Term Loan, shall become due and payable on the Additional Term Loan Maturity Date.

2.4 Voluntary Prepayment.  Subject to the Conversion Provisions, upon 10 Business Days prior written notice to the Lender, the Borrower may prepay the Term Loan in whole or in part at any time without premium or penalty.  Any prepayment of Principal shall be accompanied by a payment of interest accrued to date thereon.

2.5 Warrant Exercises.  At any time, and from time to time, up to and including the latest Maturity Date, at the sole option of the Lender, the Lender may set-off all or any portion of the Principal then outstanding and any accrued Interest and other amounts payable by the Borrower pursuant to this Agreement, against the exercise price of any of the Initial Warrants, Additional Units Warrants, Additional Warrants (as each such term is defined in the Purchase Agreement) or Loan Warrants being exercised in accordance with their terms.

2.6 Conversion Provisions.  The Lender, shall have the right, from time to time, to convert the outstanding Principal and any accrued and unpaid Interest into shares of common stock in the capital of the Parent (the "Conversion Shares") in accordance with the conversion provisions set out in Schedule 2.6 (collectively, the "Conversion Provisions").

3. INTEREST

3.1 Obligation to pay Interest.  Subject to the Conversion Provisions, the Borrower shall be obligated to pay Initial Term Loan Interest on the Principal with respect to the Initial Term Loan, on the Initial Term Loan Maturity Date, and pay Additional Term Loan Interest on the Principal with respect to the Additional Term Loan, on the Additional Term Loan Maturity Date.  The Interest continues to accrue on the date hereof and all Interest accrued under the Existing Agreement shall continue hereunder.

3.2 Payment of Interest.  The applicable Interest on the outstanding Principal of the applicable Term Loan shall accrue daily from and including the date of advance of any amounts hereunder (or, as applicable, under the Existing Agreement), to but excluding the date of repayment in full.  Such accrued Interest balance, if any, shall be paid in arrears upon the Maturity Date with respect to the applicable Term Loan.  Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Agreement, together with all fees, charges and other payments which are treated as interest under Applicable Law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

4. USE OF PROCEEDS

4.1 The Principal shall be used by the Borrower to fund the general corporate activities of the Borrower, including, but not limited to:  general working capital, research and development, and general corporate purposes.

5. CONDITIONS PRECEDENT

5.1 The effectiveness of this Agreement is subject to and conditional upon the fulfilment of each of the following terms and conditions to the entire satisfaction of the Lender or, as the case may be, waived by the Lender:

5.1.1 this Agreement and the other Loan Documents shall be in full force and effect, and the security interest created under the Deed of Hypothec shall be and remain duly registered with the RPMRR;

5.1.2 the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents will be true and correct as of the date of this Agreement;

5.1.3 the Lender shall have received copies of certificates of insurance evidencing the effectiveness of all insurance required to be maintained by the Borrower hereunder and naming the Lender as loss payee and additional insured, as the case may be, on all such insurance;

5.1.4 no material adverse change has occurred or is about to occur with respect to the Borrower and/or the Parent which could reasonably be expected to have a Material Adverse Effect, and each of the Borrower and the Parent shall have delivered to the Lender a certificate of a senior officer confirming the same;

5.1.5 there will not exist any Event of Default or any event or circumstance which with the giving of notice, lapse of time and/or other condition might constitute an Event of Default, and the Borrower shall have delivered to the Lender a certificate of a senior officer confirming the same;

5.1.6 the Parent shall have issued an additional 4,000,000 common stock purchase warrants (the "Loan Warrants") to the Lender, with each such Loan Warrant being exercisable into one share of common stock of the Parent (each a "Warrant Share") to the extent exercised at any time prior to 5:00 p.m. (Eastern Standard Time) on the date that is thirty-six (36) months from the date of issuance at an exercise price equal to US0.17 per Warrant Share; and

5.1.7 the Lender will have received such evidence of corporate authorization of this Agreement and the other Loan Documents, as the Lender may reasonably require

6. SECURITY

6.1 The Borrower has granted to the Lender a security interest over the Secured Property as continuing security for the Obligations pursuant to the following deeds of hypothec (collectively, the "Deeds of Hypothec"): (i) that certain deed of hypothec between the Lender and the Borrower dated March 5, 2021 and registered at the RPMRR under number 21-0202851-0002, (ii) that certain deed of hypothec between the Lender and the Borrower dated September 13, 2021 and registered at the RPMRR under number 21-0993536-0001, and (iii) that certain deed of hypothec between the Lender and the Borrower dated August 31, 2023 and registered at the RPMRR under number 23-1031068-0001, and the execution of this Agreement shall not operate as a waiver of any right, power or remedy of the Lender under the Deed of Hypothec, constitute a waiver of any provision of the Deed of Hypothec or serve to effect a novation of the Obligations.  The Borrower has caused such security interest to be registered without any adverse entries that are not Permitted Liens in all offices in which, in the reasonable opinion of the Lender or its counsel, registration is necessary or of advantage to perfect the first ranking Liens intended to be created thereby subject only to Permitted Liens.

6.2 The Borrower has caused the Parent to provide the Lender with an unlimited corporate guaranty dated March 8, 2021 (the "Guaranty") in respect of the Obligations.  The Parent hereby (i) ratifies and reaffirms its guarantee and all of its payment and performance obligations, contingent or otherwise, under the Guaranty after giving effect to this Agreement; (ii) consents to this Agreement, including the amendment and restatement of the Existing Agreement and (iii) acknowledges that the Guaranty remains in full force and effect and is hereby ratified and reaffirmed and applies to the Obligations under this Agreement.  The execution of this Agreement shall not operate as a waiver of any right, power or remedy of the Lender under the Guaranty, constitute a waiver of any provision of the Guaranty or serve to effect a novation of the Obligations.

7. COVENANTS

7.1 Affirmative Covenants.  At all times, the Borrower hereby covenants and agrees that for so long as this Agreement is in force and any portion of the indebtedness hereunder remains unpaid, unfulfilled and/or unsatisfied, the Borrower shall:

7.1.1 if the Borrower is compelled by Applicable Law to make any withholding or deduction due to any tax or if the Lender is liable to pay tax in respect of any payment due or made by the Borrower to the Lender, and if the withholding or deduction is made on account of Indemnified Taxes, pay to the Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction or tax (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant hereto); provided that the foregoing will not apply in respect of (i) Excluded Taxes, or (ii) a withholding, deduction or tax from which the Lender would have been exempted but for its failure to fulfill applicable exemption formalities;

7.1.2 deduct, pay and/or remit all taxes, premiums, contributions, levies, fees and other amounts which the Borrower is required to deduct at source, pay and/or remit by or on behalf of the Borrower or otherwise under the Income Tax Act (Canada), Excise Tax Act (Canada), Canada Pension Plan, Employment Insurance Act (Canada), Income Tax Act (Ontario), Workers' Compensation Act (Ontario) or any regulations to the foregoing or under any other applicable legislation, rule or order, to any taxing authority having jurisdiction, to the extent that any such failure to withhold, pay and/or remit would have a Material Adverse Effect on the Borrower or create a liability to the directors that is not covered by the director and officer liability insurance policy then in effect (provided that, for greater certainty, this Section 7.1.2 shall not be read so as to limit any of the Borrower's obligations pursuant to Section 8.7); provided that (and without prejudice to section 7.1.1) if a payment made to the Lender under this Agreement would be subject to U.S. federal deduction or withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such other times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 7.1.1, "FATCA" shall include any amendments made to FATCA after the date hereof;

7.1.3 pay or cause to be paid all Obligations falling due hereunder on the dates and in the manner specified herein;

7.1.4 insure and keep insured its property, assets and business, and will maintain business interruption and civil liability insurance, in each case, for such coverage as a prudent administrator would obtain or do in the case of similar property, assets and business;

7.1.5 do or cause to be done all things necessary or desirable to maintain its corporate existence in its present jurisdiction of incorporation, to maintain its corporate power and capacity to own its property and assets, and to carry on its business in a commercially reasonable manner;

7.1.6 preserve and maintain all necessary permits, and material intellectual property or technology controlled or owned by the Borrower, including but not limited to trademarks or trademark applications, trade names, certification marks, patents or patent applications, industrial designs, copyrights, URLs and internet domain names, in each case including the payment of all maintenance and renewal fees, and goodwill, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

7.1.7 comply with the requirements of all Applicable Laws, preserve and perform in all material respects its obligations under material agreements to which it is a party except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

7.1.8 as soon as practicable after it shall become aware of the same, give notice to the Lender of the following events:

(a) the commencement or threatened commencement of any action, proceeding, arbitration or investigation against or in any other way relating adversely to the Borrower or any of its properties, assets, permits or businesses if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(b) any Event of Default, or the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice or both would constitute, a material default under any other material Debt of the Borrower, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

7.1.9 take all steps that are necessary to obtain approvals and consents required now or in the future to permit the Borrower to perform its Obligations under this Agreement, other than such approvals and consents the lack of which may result in any Excluded Claims; and

7.1.10 pay and discharge all obligations incidental to any trust imposed upon it by statute which, if unpaid, might become a Lien upon any of its property, in each case unless being contested in good faith by appropriate proceedings.

7.2 Negative Covenants.  At all times, the Borrower hereby covenants and agrees that for so long as this Agreement is in force and any portion of the indebtedness hereunder remains unpaid, unfulfilled and/or unsatisfied, the Borrower shall not:

7.2.1 change in a material manner the nature of its business as presently carried on; 7.2.2 enter into a transaction resulting in a Liquidation Event;

7.2.2 enter into any transaction outside the Ordinary Course of Business, including a reorganization, liquidation, dissolution or winding-up of the Borrower, except for any transactions otherwise permitted under this Section 7.2;

7.2.3 acquire or redeem any securities (including by way of repurchase or redemption of the Borrower's own securities) except for any transactions otherwise permitted under this Section 7.2;

7.2.4 from the date hereof, create, incur, assume or suffer to exist any Lien upon any of its properties, whether now owned or hereafter acquired, other than:

(a) Permitted Liens;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or existing on any property or asset of any Person that becomes a subsidiary after the date hereof prior to the time such Person becomes a subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a subsidiary, as the case may be and extensions, renewals and replacements thereof that do not, for purposes of this clause (ii), increase the outstanding principal amount thereof;

(c) Liens relating to purchase orders and other agreements entered into with customers with respect to the sale of goods or delivery of services of the Borrower or any subsidiary in the ordinary course of business;

(d) Liens on proceeds of insurance claims to secure the Debt described in Section 7.2.9(l); and

(e) Liens on assets (not constituting Secured Property) of the Borrower not otherwise permitted above and securing any Debt and other obligations in an amount not exceeding USD500,000 at any time outstanding;

7.2.5 from the date hereof, make any loans or make any investments in any other Person, other than:

(a) accounts receivable and extensions of trade credit to and extended payment terms to customers in the ordinary course of business;

(b) Cash Equivalents;

(c) investments by the Borrower in the Capital Stock of its subsidiaries;

(d) guarantees constituting Debt under Section 7.2.9;

(e) investments consisting of prepaid rent or security deposits made by the Borrower in the ordinary course of business;

(f) investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(g) capital expenditures not otherwise prohibited under this Agreement; and

(h) any other investment, capital contribution, loan, advance or book entries reflecting any of the foregoing (other than acquisitions) so long as the aggregate amount of all such investments, capital contributions, loans, advances or book entries does not exceed USD500,000 at any time;

7.2.6 engage in any commercial transactions with Persons not dealing at Arm's Length with the Borrower excluding:

(a) for greater certainty, compensation arrangements with directors and officers approved by the board of directors of the Borrower;

(b) transactions between or among the Borrower and its subsidiaries;

(c) payments by the Borrower pursuant to tax sharing agreements among the Parent, the Borrower and its subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party; and

(d) any transaction otherwise permitted under Section 7.2; 7.2.8 unless otherwise expressly permitted in this Agreement,

(e) declare or pay any dividend on, or make any payment or distribution on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any class of capital securities of the Borrower or any warrants or options to purchase any such capital securities, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property;

(f) make any loan, advance or extension of credit to any other Person, or any other investment in any shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of or in such Person's capital;

(g) guarantee, provide an indemnity in respect of, endorse or otherwise become liable for any debts, liabilities or obligations of any other Person, or give other financial assistance of any kind to any other Person;

7.2.7 create, incur, assume or otherwise become directly or indirectly liable upon or in respect of (including as a guarantor thereof), or suffer to exist, any Debt other than:

(a) trade payables (excluding payables related to inventory purchases) not exceeding USD1,000,000;

(b) amounts owing on corporate credit cards not exceeding CAD75,000 and USD60,000;

(c) amounts under this Agreement;

(d) any Debt related to any Permitted Lien;

(e) any Debt existing on the date hereof and set forth in Schedule 7.2.9 and extensions, renewals and replacements of any such Debt with Debt of a similar type that does not, for purposes of this clause (v), increase the outstanding principal amount thereof;

(f) any Debt of the Borrower as an account party in respect of trade letters of credit;

(g) any Debt arising from the endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(h) any Debt of the Borrower arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is repaid within five (5) Business Days after being incurred;

(i) obligations owed to customers of the Borrower arising from the receipt of advance payments from a customer in the ordinary course of business;

(j) any Debt of the Borrower as an account party in respect of trust account funds or letters of credit established or issued for the account of the Borrower, as the case may be, that are established or issued in order to provide security for workers' compensation claims or pension plans, payment obligations in connection with self-insurance, reclamation or closure liabilities or similar requirements, in each case in the ordinary course of business;

(k) obligations of the Borrower arising in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business and pursuant to customary terms in the Borrower's industry to support statutory and contractual obligations (other than any Debt) arising in the ordinary course of business; provided that the amount of any such obligations shall not exceed the maximum amount required pursuant to the applicable statutory law or contract;

(l) any Debt of the Borrower consisting of the financing of insurance premiums in the ordinary course of business, such Debt not to exceed USD200,000 at any point in time, provided, however, such Debt shall not include any Debt for the financing of director and officer liability insurance premium;

(m) any Debt of the Borrower constituting reimbursement obligations in respect of bank guarantees, letters of credit and other similar credit enhancements up to an aggregate amount of USD200,000 at any time outstanding;

(n) any bank-provided secured operating or working-capital facility up to the principal amount of USD500,000; and

(o) other Debt of the Borrower (excluding any Debt described above) shall not exceed USD500,000 at any time outstanding;

7.2.8 effect any changes to the certificate of incorporation or by-laws or similar constituent documents of the Borrower except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

7.2.9 pay or cause to be paid (a) administrative salaries and benefits in excess of C$135,000 in the aggregate in any calendar month, (b) investor relations and related professional fees and expenses in excess of C$27,000 in the aggregate in any calendar month, (c) business development and related professional fees and expenses in excess of C$3,500 in the aggregate in any calendar month, (d) travel, entertaining and related general office expenses in excess of C$2,000 in the aggregate in any calendar month, and/or (e) other general office expenses in excess of C$1,500 in the aggregate in any calendar month; provided that, the requirements of this Section 7.2.9 shall only be in effect until the earlier of (i) January 1, 2025 and (ii) the date that the Parent provides the Lender with satisfactory evidence that it has completed an equity financing resulting in gross proceeds to the Parent of at least USD4,700,000.

8. DEFAULT

8.1 Event of Default.  This Agreement shall be in default upon the occurrence of any of the following events (each of which being an "Event of Default"):

8.1.1 if the Borrower makes any default in payment owing under this Agreement when the same shall become due and payable and such default continues for a period of three (3) Business Days;

8.1.2 if a default occurs in the observance or performance of any other covenant, condition or agreement of the Borrower under (x) this Agreement or any other Loan Document, and such default continues for a period of thirty (30) calendar days following delivery or written notice of such default by the Lender (y) that certain Subscription Agreement, dated as of the date hereof (the "Subscription Agreement"), by the subscribers signatory thereof and acknowledged by the Borrower, or any other Subscription Document (as defined in the Subscription Agreement), and such default continues for a period of ten (10) calendar days, or (z) the Letter Agreement, and such default continues for a period of ten (10) calendar days;

8.1.3 if any holder of any Lien enforces against, delivers any notice relating to its rights or its intention to enforce against (where such holder is reasonably considered to have a bona fide right to enforce), or becomes entitled to enforce against or seizes, executes, or otherwise takes possession, management or control of any of the Secured Property or the interest of the Borrower in any of the Secured Property, in each case having a value in excess of USD500,000, and the Borrower does not release or discharge the same or provide for the release or discharge thereof, or procure a stay of execution thereof, within thirty (30) calendar days (and in any event at least five (5) calendar days before such Secured Property is capable of being disposed of thereunder);

8.1.4 if default occurs (after giving effect to any applicable grace period thereunder) in payment or performance of any Debt which would entitle the creditor to accelerate repayment of the Debt of the Borrower (including, without limitation, this Agreement) and such default is not waived by such creditor in writing within ten (10) calendar days of the occurrence of such default;

8.1.5 if any material representation or warranty made by the Borrower herein or in any agreement, undertaking, certificate, statement or report furnished in connection herewith is found to be false or incorrect in any way so as to make it materially misleading when made or when deemed to have been made and such default continues for a period of three (3) calendar days following delivery of written notice of such default by the Lender;

8.1.6 if this Agreement, or any part hereof shall, at any time after its execution and delivery and for any reason, cease in any way to be in full force and effect or to be a legal, valid and binding obligation of the Borrower or if it becomes unlawful for the Borrower to perform or comply with any and all of its obligations under this Agreement, or if the validity or enforceability of any of this Agreement is disputed in any manner by the Borrower, and such default is not capable of being remedied, or if capable of being remedied, such default continues for a period of thirty (30) calendar days following delivery of written notice of such default by the Lender, provided that, the Borrower shall forthwith notify the Lender in the event that it becomes aware that this Agreement, or any part hereof, has ceased in any way to be in full force and effect or to be a legal, valid and binding obligation of the Borrower or it has become unlawful for the Borrower to perform or comply with any and all of its obligations under this Agreement;

8.1.7 if any act, matter or thing is done, voluntarily or involuntarily, or any action or proceeding is launched or taken to terminate the corporate existence of the Borrower, whether by reorganization, winding-up, dissolution, liquidation or otherwise, and, in the case of any involuntary actions or proceedings, such actions or proceedings are not dismissed within sixty (60) days after filing; or

8.1.8 the occurrence, whether voluntary or involuntary, of any act, proceeding, filing or other event of insolvency or bankruptcy, whether by public or private announcement, court filing, appointment or otherwise whatsoever, under any applicable law, including any applicable insolvency or bankruptcy law, and, in the case of an involuntary insolvency or bankruptcy proceeding or filing, that such proceeding or filing is not dismissed within sixty (60) days after such proceeding is commenced or filing occurs.

8.2 Enforcement.  Upon the occurrence of an Event of Default that is continuing (and in respect of which any applicable cure period has expired without the applicable default having been cured within such cure period), all of the Obligations, at the Lender's option, shall become due and payable and the Lender may, at its option, without presentment, demand, protest or any other notice of any kind, proceed to enforce payment and performance of the Obligations and to exercise any or all of the rights and remedies contained in this Agreement, any Loan Document and the Deed of Hypothec, or otherwise afforded by Applicable Law, in equity or otherwise. The Lender expressly retains all rights and remedies not inconsistent with the provisions in this Agreement.

8.3 None of the rights or remedies in Section 8.2 is exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time.

8.4 [Reserved].

8.5 Costs of Collection.  The Borrower will pay or reimburse the Lender for any costs or expenses incurred by the Lender in collecting amounts owed to it by the Borrower or in the enforcement of the security or any Obligations.

8.6 Statutory Waivers.  To the fullest extent permitted by Applicable Law, the Borrower waives all of the rights, benefits and protections given by the provisions of any existing or future statute that impose limitations upon the powers, rights or remedies of a Lender or upon the methods of realization of security, including any seize or sue or anti-deficiency statute or any similar provisions of any other statute.

8.7 With respect to any withholding tax:

8.7.1 Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by Applicable Law.  If the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 8.7.1), the Lender receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

8.7.2 If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in 8.7.7(a)(i), 8.7.7(a)(ii) and 8.7.7(a)(iv) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

8.7.3 The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse the Lender for the payment of, any Other Taxes.  Any and all amounts payable by or on account of any obligation of the Borrower under this Agreement exclude any applicable goods and services, harmonized sales, provincial sales, transfer or similar Taxes.  The Borrower shall timely pay to the Lender, or directly to the relevant Governmental Authority, as the case may be, any such Taxes in accordance with Applicable Law.

8.7.4 As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

8.7.5 The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.7) or from the execution, delivery or enforcement of, or otherwise with respect to this Agreement and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive, absent manifest error.

8.7.6 If the Lender determines, in its sole discretion, that it has received a refund or credit of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 8.7, it shall notify the Borrower and it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 8.7 with respect to the Indemnified Taxes), net of all out-of-pocket expenses of such Lender and without interest (other than any interest, net of Taxes thereon, paid by the relevant Governmental Authority with respect to such refund or credit), provided, however, that the Borrower, upon the written request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund or credit to such Governmental Authority.  This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

8.7.7 Without limiting the generality of the foregoing,

(a) The Lender is not a U.S. Person for U.S. federal income tax purposes and has delivered to the Borrower on the Original Closing Date and shall, to the extent it is legally entitled to do so, deliver to the Borrower from time to time hereafter upon the reasonable request of the Borrower, whichever of the following is applicable:

(i) if the Lender is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) if the Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such non-U.S. lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) if the Lender is not a beneficial owner of a portfolio interest under Section 881(c) of the Code, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(b) the Lender has delivered to the Borrower on the Original Closing Date and shall, to the extent it is legally entitled to do so, deliver to the Borrower from time to time hereafter upon the reasonable request of the Borrower executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

8.7.8 The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

9. ASSIGNMENT

9.1 The Borrower may not assign its rights and obligations under this Agreement.  The Lender may not sell, assign or otherwise dispose of this Agreement to any person without the prior written consent of the Borrower, such consent not to be unreasonably withheld, and provided that any sale, assignment or disposition is made in accordance with applicable securities laws.  Notwithstanding the foregoing, (i) the Lender may, upon giving notice to the Borrower, sell, assign or otherwise transfer this Agreement to any successor of a Lender or to an Affiliate of the Lender, and (ii) no consent of the Borrower shall be required during the continuance of an Event of Default.

10. AMALGAMATION

10.1 The Borrower acknowledges that if it amalgamates or is otherwise combined or arranged with any other corporation or entity, the term "Borrower" where used herein shall extend to and include each of such predecessor entity and the amalgamated, combined or arranged entity.  Nothing in this Section 10.1 shall permit or authorize an amalgamation that is otherwise prohibited by the provisions of this Agreement.

11. CURRENCY

11.1 All sums of money, unless otherwise specified herein, are expressed in the currency of the United States of America.

12. JURISDICTION

12.1 The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party thereof in any way relating to this Agreement in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final and nonappealable judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

13. WAIVER OF VENUE

13.1 The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 12.1.  The Borrower hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14. SERVICE OF PROCESS

14.1 The Borrower irrevocably consents to service of process in the manner provided for notices in Section 16.1.  Nothing in this Agreement shall affect the right of the Lender to serve process in any other manner permitted by Applicable Law.  The Borrower irrevocably designates, appoints and empowers Parent Service Company in the case of any suit, action, or proceeding brought in the United States as its designee, appointee and agent to receive, accept, and acknowledge for and on its behalf, and in respect of its property, service of service of any and all legal process, summon, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or the relationship established hereunder.

15. WAIVER OF JURY TRIAL

15.1 THE BORROWER WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

16. NOTICE

16.1 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon (i) the actual receipt if sent by personal delivery or a nationally recognized overnight courier to the party to be notified, or (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day.  If notice is given to the Borrower, it shall be sent to IntelGenx Corp., 6420 rue Abrams, Saint-Laurent, Quebec H4S 1Y2, Attention:  Horst Zerbe (horst@intelgenx.com); and if notice is given to the Lender, it shall be sent to ATAI Life Sciences AG c/o Mindspace, Krausenstrasse 9-10, 10117 Berlin, Germany, Attn:  Florian Brand and Ryan Barrett (florian@atai.life and ryan@atai.life) and a copy (which shall not constitute notice) shall also be sent to Mintz LLP, 200 Bay Street, South Tower, Suite 2800, Toronto, Ontario M5J 2J3, Attention:  Cheryl V. Reicin (CReicin@mintz.com).

17. GOVERNING LAWS

17.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to conflict of laws principles.

18. AMENDMENTS AND WAIVERS

18.1 To be effective, any amendment to this Agreement must be by mutual written instrument of the Borrower and the Lender.

19. ENGLISH LANGUAGE

19.1 This Agreement is in the English language, and the English language shall control its interpretation.  In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the parties hereto regarding this Agreement, shall be in the English language.

20. SEVERABILITY

20.1 If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, then such provision(s) shall be excluded from this Agreement to the extent they are held to be unenforceable and the remainder of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

21. COUNTERPARTS

21.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with Applicable Law) or other transmission method and any counterpart so delivered is deemed to have the same effect as if the original signature had been delivered to the other parties and is valid and effective for all purposes.

22. AMENDMENT AND RESTATEMENT.

22.1 The Existing Loan Agreement shall be deemed superseded by this Agreement without any further action by the Lender or the Borrower.  The indebtedness evidenced by the Existing Loan Agreement is continuing indebtedness, and nothing in this Agreement shall be deemed to constitute a payment, settlement or novation of the Existing Loan Agreement, or the release of, or otherwise adversely affect any lien or security interest securing such indebtedness or any rights of Lender against the undersigned, or any guarantor of this Agreement or the Existing Loan Agreement. All of the obligations of the Borrower shall, from and after execution and delivery of this Agreement by the Borrower, continue in full force and effect as set forth herein. The Borrower agrees to pay the Lender USD25,000 as reimbursement for the expenses incurred by the Lender in connection with the credit facilities provided for herein.

[Signature page follows]

IN WITNESS WHEREOF the parties have signed and delivered this Agreement as of the date first written above.

BORROWER:

INTELGENX CORP.

By:  _______________________________

Name:

Title:

LENDER:

ATAI LIFE SCIENCES AG

By:  _______________________________

Name:  Florian Brand

Title:  Chief Executive Officer

Acknowledged and agreed:

INTELGENX TECHNOLOGIES CORP.

By:  _______________________________

Name:

Title:

[IntelGenx- Third Amended and Restated Atai Loan Agreement]

Schedule 2.6

Conversion Provisions

1. Conversion Right. Subject to applicable securities laws and the limitations set forth in Section 4 of this Schedule 2.6, the Lender shall be entitled to convert, in accordance with Section 2 of this Schedule 2.6:

a. any portion of the outstanding and unpaid Principal under the Initial Term Loan and/or the Tranche 1 Additional Term Loan into Conversion Shares at a conversion price per share of US$0.185 (the "Initial Conversion Price");

b. any accrued Interest under the Initial Term Loan into Conversion Shares at the Initial Conversion Price;

c. any portion of the outstanding and unpaid Principal under the Tranche 2 Additional Term Loan into Conversion Shares at a conversion price per share equal to the greater of: (1) the Initial Conversion Price; and (2) the 5-day volume-weighted average price (the "5-day VWAP") of the Shares, less the maximum permitted discount under the applicable rules of the Stock Exchange, ending on the date immediately prior to the advancement of the Tranche 2 Additional Term Loan (the "Tranche 2 Conversion Price"); and

d. any accrued Interest under the Additional Term Loan into Conversion Shares at the 5-day VWAP of the Shares, less the maximum permitted discount under the applicable rules of the Stock Exchange, ending on the day that is the second business day before the day the Interest become due and payable (the "Interest Conversion Price" and, together with the Initial Conversion Price and the Tranche 2 Conversion Price, the "Conversion Price"), subject to Stock Exchange approval.

2. Conversion. Subject to the limitations set forth in Section 4 of this Schedule 2.6, the number of Conversion Shares issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount (as defined below) by (y) the applicable Conversion Price.

i. "Conversion Amount" means the portion of the Principal and any accrued Interest to be converted, prepaid or otherwise with respect to which this determination is being made.

ii. Subject to Stock Exchange approval, the applicable Conversion Price is subject to equitable adjustments resulting from any stock splits, stock dividends, combinations, recapitalizations or similar events.

iii. The Parent shall not issue any fraction of a Conversion Share upon any conversion; the Parent shall round any fractional share up to the nearest whole share. The Parent shall pay in cash any and all reasonable transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent) that may be payable with respect to the issuance and delivery of Conversion Shares.

3. Conversion Mechanics. To convert any Conversion Amount into Conversion Shares on a Conversion Date, the Lender shall deliver to the Parent (whether via facsimile, electronic mail or otherwise), for receipt on or before 6:00 p.m., New York time on such date, a copy of an executed notice of conversion in the form attached as Exhibit A hereto (the "Conversion Notice"). The Parent will issue and deliver certificates (or make electronic delivery to the Lender's account) representing the Conversion Shares within three (3) Business Days of the Parent's receipt of the Conversion Notice. The Lender shall be treated for all purposes as the record holder or holders of such Shares to be issued on the Conversion Date.

4. Beneficial Ownership Limitation. The Parent shall not effect any conversion of any Conversion Amount, and the Lender shall not have the right to convert any portion of any Conversion Amount to the extent that after giving effect to such issuance of the Conversion Shares after conversion as set forth on the applicable Conversion Notice, the Lender (together with the Lender's Affiliates, and any other Persons acting as a group together with the Lender or any of the Lender's Affiliates (such Persons, "Attribution Parties")), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Shares beneficially owned by the Lender and its Affiliates and Attribution Parties shall include the number of Shares issuable upon the Conversion of the Conversion Amount with respect to which such determination is being made, but shall exclude the number of Shares which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Agreement beneficially owned by the Lender or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Parent (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Lender or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Lender that the Parent is not representing to the Lender that such calculation is in compliance with Section 13(d) of the Exchange Act and the Lender is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 7 applies, the determination of whether any amount outstanding under this Agreement is convertible (in relation to other securities owned by the Lender together with any Affiliates and Attribution Parties) and of which portion of the amount outstanding under this Agreement is convertible shall be in the sole discretion of the Lender, and the submission of a Notice of Conversion shall be deemed to be the Lender's determination of whether such amount is convertible (in relation to other securities owned by the Lender together with any Affiliates and Attribution Parties) and of which portion of such amount is convertible, in each case subject to the Beneficial Ownership Limitation, and the Parent shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7, in determining the number of outstanding Shares, a Lender may rely on the number of outstanding Shares as reflected in (A) the Parent's most recent periodic or annual report filed with applicable securities regulators, as the case may be, (B) a more recent public announcement by the Parent or (C) a more recent written notice by the Parent or its transfer agent setting forth the number of Shares outstanding. Upon the written or oral request of a Lender, the Parent shall within one (1) Trading Day confirm orally and in writing to the Lender the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of securities of the Parent, including the amount outstanding under this Agreement, by the Lender or its Affiliates or Attribution Parties since the date as of which such number of outstanding Shares was reported. The "Beneficial Ownership Limitation" shall be 9.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares issuable upon conversion of such amounts. The Lender, upon notice to the Parent, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares upon conversion of the amount outstanding under this Agreement held by the Lender and the provisions of this Section 7 shall continue to apply, unless: (A) the Lender, provides the applicable stock exchange with a personal information form pursuant to the rules of such stock exchange, and (B) if required, the form has been approved by such stock exchange. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Parent. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor to this Agreement. Notwithstanding the foregoing, the Beneficial Ownership Limitation shall not apply if the Lender beneficially owns in excess of 9.99% of the number of Shares outstanding immediately before giving effect to the issuance of Conversion Shares issuable upon conversion of any Conversion Amount.

5. The Lender acknowledges that the Conversion Shares acquired upon conversion of the amounts outstanding, if not registered, will have restrictions upon resale imposed by state and federal securities laws. The certificate or DRS statement representing the Conversion Shares issued upon such Conversion of the amounts outstanding shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

[TO BE INCLUDED IN THE EVENT THAT COMMON SHARES ARE ISSUED IN CONNECTION WITH THE CONVERSION OF THE ADDITIONAL TERM LOAN ON OR BEFORE JULY [9], 2024: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JULY [9], 2024.]

6. Definitions. For purposes of this Schedule "A", the following words and terms shall have the following meanings.

i. "Common Stock Equivalents" means any securities of the Parent or the subsidiaries of the Parent that would entitle the holder thereof to acquire at any time the Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares.

ii. "Conversion Date" means the date a Conversion Notice is delivered to the Parent pursuant to Section 3.

iii. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

iv. "Offering" means the offering, on a private placement basis, of Units by the Parent, the first tranche of which closed on August 31, 2023.

v. "Shares" means the shares of common stock of the Parent.

vi. "Stock Exchange" means the Toronto Stock Exchange.

vii. "Trading Day" means (a) any day on which the Parent's common shares are listed or quoted and traded on the Stock Exchange, or (b) if the Parent's common shares are not then listed or quoted and traded on the Stock Exchange, then any Business Day.

viii. "Units" means units comprised of US$1,000 principal amount of Note and 5,405 Warrants issued pursuant to the Offering.

ix. "Warrant" means each of the warrants to purchase Shares comprising part of the Units.

APPENDIX 1

CONVERSION NOTICE

Reference is made to the third amended and restated loan agreement (the "Agreement") by and among ATAI LIFE SCIENCES AG, INTELGENX CORP. and INTELGENX TECHNOLOGIES CORP. (the "Corporation"). In accordance with and pursuant to the Agreement, the undersigned hereby elects to convert the Conversion Amount (as defined in the Agreement) indicated below into Conversion Shares of the Corporation, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Agreement.

Date of Conversion:

Principal outstanding as of the Date of Conversion:

Accrued Interest as of the Date of Conversion:

Aggregate Conversion Amount:

Conversion Price:

Number of Conversion Shares to be Issued:

Please issue the Conversion Shares into which the Conversion Amount is being converted to the Lender, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:
Issue to:

Date: _____________ __, ______
Name of Registered Holder

By:  ________________________________________

Name: __________________________
Title:  __________________________
Tax ID: __________________________
Facsimile: __________________________
E-mail Address: __________________________

Schedule 7.2.9

1. 2017 8% Convertible Debentures due June 30, 2022;

2. 8% Subordinated Convertible Unsecured Promissory Note due October 31, 2024;

3. 8% Convertible Promissory Note due October 15, 2024; and

4. 8% Convertible Notes due July 31, 2025.